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                                   EXHIBIT 2
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                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger ("Merger Agreement") is dated as of March 21, 1997 by and between Danninger Medical Technology, Inc., a Delaware Corporation ("DMT"), and Danninger Healthcare, Inc., an Ohio corporation
("DHI").   DMT and DHI are hereinafter sometimes collectively referred to as the "Constituent Corporations."

                                    RECITALS

         A. The respective Boards of Directors of DMT and DHI have determined that it is advisable and in the best interests of each of such corporations that DHI merge with and into DMT upon the terms and subject to the conditions herein provided.

         B. The Board of Directors of DMT has by resolution duly adopted and approved this Merger Agreement and directed that it be executed by the undersigned officer.

         C. The Board of Directors of DHI has by resolution duly adopted and approved this Merger Agreement and directed that it be executed by the undersigned officer.

                                   AGREEMENT

         In consideration of the mutual agreements herein contained, the parties agree that DHI shall be merged with and into DMT and that the terms and conditions of the merger, the mode of carrying the merger into effect, the manner of converting the shares of DHI and certain other provisions relating thereto shall be as hereinafter set forth.

         SECTION 1. SURVIVING CORPORATION. Subject to the terms and provisions of this Agreement, and in accordance with the Delaware General Corporation Law ("DGCL") and the Ohio General Corporation Law ("OHGCL"), at the Effective Time (as defined in Section 7 hereof) DHI shall be merged with and into DMT (the "Merger"). DMT shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") of the Merger and shall continue its corporate existence under the laws of the State of Delaware. At the Effective Time, the separate corporate existence of DHI shall cease.

         SECTION 2. EFFECT OF THE MERGER. At the Effective Time, the Merger shall have the effects provided for herein and in Section 253 of the DGCL and
Section 1701.80 of the OHGCL.

         SECTION 3. CERTIFICATE OF INCORPORATION. As of the Effective Time, Article FIRST of the Certificate of Incorporation of DMT, as in effect immediately prior to the Effective Time, shall be amended to read in its entirety as follows:

         FIRST:  The name of the corporation is Cross Medical Products, Inc.

         SECTION 4. REGULATIONS. As of the Effective Time, the By-laws of DMT, as in effect immediately prior to the Effective Time, shall continue to be the By-laws of the Surviving
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Corporation until thereafter duly altered, amended, or repealed in accordance with the provisions thereof, the Certificate of Incorporation of the Surviving Corporation, and applicable law.

         SECTION 5. DIRECTORS OF THE SURVIVING CORPORATION. At the Effective Time, each person who is a director of DMT immediately prior to the Effective Time shall become a director of the Surviving Corporation and each such person shall serve as a director of the Surviving Corporation for the balance of the term for which such person was elected a director of DMT and until his successor is duly elected and qualified in the manner provided in the By-laws or the Certificate of Incorporation of the Surviving Corporation or as otherwise provided by law or until his earlier death, resignation, or removal in the manner provided in the By-laws or the Certificate of Incorporation of the Surviving Corporation or as otherwise provided by law.

         SECTION 6. OFFICERS OF THE SURVIVING CORPORATION. At the Effective Time, each person who is an officer of DMT immediately prior to the Effective Time shall become an officer of the Surviving Corporation with each such person to hold the same office in the Surviving Corporation, in accordance with the By-laws thereof, as he held in DMT immediately prior to the Effective Time.

         SECTION 7. EFFECTIVE TIME. The Merger shall become effective, in accordance with the applicable provisions of Section 253 of the DGCL and
Section 1701.80 of the OHGCL on March 21, 1997. The date when the Merger shall become effective is herein referred to as the "Effective Time."

         SECTION 8. ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable
(a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of DHI acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purpose of this Merger Agreement, DHI and its proper officers and directors shall be deemed to have granted hereby to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and the possession of such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Merger Agreement; and the proper officers and directors of the Surviving Corporation are hereby fully authorized in the name of DHI or otherwise to take any and all such action.

         SECTION 9. CONVERSION OF SHARES. At the Effective Time, each share of common stock of DHI, issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled, retired, and shall cease to exist, and no common stock of DMT will be issued in respect thereof.

         SECTION 10. NO CHANGE TO DMT SHARES. At the Effective Time, each share of common stock of DMT, issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding without any change by virtue of the Merger.





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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                        DANNINGER MEDICAL TECHNOLOGY, INC.
                                        a Delaware corporation


                                        By:  /s/ Paul A. Miller
                                             -----------------------------
                                             Paul A. Miller
                                             Vice-President

                                        DANNINGER HEALTHCARE, INC.
                                        an Ohio corporation


                                        By:  /s/ Paul A. Miller
                                             -----------------------------
                                             Paul A. Miller
                                             Vice-President





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